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                                                                    EXHIBIT 99.1



[LOGO CENTRAL PARKING CORPORATION]                     NEWS

2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255
Fax: (615) 297-6240


FOR IMMEDIATE RELEASE                       Contact:   Steve Tisdell
                                                       Chief Financial Officer
                                                       (615) 297-4255

              CENTRAL PARKING CORPORATION PLANS PRIVATE PLACEMENT
                OF $100 MILLION CONVERTIBLE PREFERRED SECURITIES

NASHVILLE, Tenn. (Feb. 17, 1998) - Central Parking Corporation (NYSE:PK) today announced that it plans to offer up to $100 million aggregate principal amount of convertible preferred securities in a private placement under Rule 144A of the Securities Act of 1933 to qualified institutional buyers. The Company may issue an additional $10 million of such securities to cover any over-allotments. The Company plans to use the net proceeds from the offering to repay indebtedness.

     The convertible preferred securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein.

     Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services in the United States. The Company operates approximately 2,237 parking facilities containing more than 925,000 spaces at locations in 34 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, Mexico, Germany, Malaysia, Chile and Spain. The Company has a business development office in Amsterdam.



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